Exhibit 5.1

Direct: 214-999-4245
Direct Fax: 214-999-3245
rsarfatis@gardere.com

May 24, 2010

Heelys, Inc.
3200 Belmeade Drive, Suite 100
Carrollton, Texas  75006

Ladies and Gentlemen:

We have served as counsel to Heelys, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to an aggregate of 2,972,725 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), which will be issuable to employees, directors, and consultants of the Company upon the exercise of options, or upon the vesting of restricted stock units, granted under the Heelys, Inc. 2006 Stock Incentive Plan, as amended and restated effective as of May 20, 2010 (the “Plan”).

With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures; the authenticity of all records, documents, certificates, and other instruments submitted to us as originals; and the conformity with originals of all records, documents, certificates, and other instruments submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares that from time to time may be issued under the Plan, in accordance with appropriate corporate proceedings or actions of the Company as contemplated by the Plan, when so issued for consideration equal to or in excess of the par value of the Shares in accordance with the provisions of the Plan and related agreements entered into by the Company, will be duly authorized and validly issued by the Company and fully paid and nonassessable.

The foregoing opinion is limited solely to the Delaware General Corporation Law, including (without limitation) the Delaware Constitution and the reported judicial

GARDERE WYNNE SEWELL LLP

3000 Thanksgiving Tower, 1601 Elm Street  Dallas, Texas  75201-4761  •  214.999.3000 Phone  •   214.999.4667 Fax

Austin   •   Dallas   •   Houston   •   Mexico City

decisions interpreting such law, in effect on the date hereof.  This opinion letter is as of the date hereof and limited to the matter set forth above; we render no opinion, whether by implication or otherwise, as to any other matter.  This opinion letter is delivered to you in connection with and for the purpose of the Registration Statement and may not be used or relied upon for any other purpose.

We consent to the filing of this opinion letter as an Exhibit 5.1 to the Registration Statement.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:	/s/ Robert Sarfatis
Robert Sarfatis, Partner